Exhibit 14.1

                          ASTORIA FINANCIAL CORPORATION


                       CODE OF BUSINESS CONDUCT AND ETHICS


                                TABLE OF CONTENTS

                                                                     Page Number
                                                                     -----------
Board of Directors' Statement on Business Conduct and Ethics ....        1
I.      General Statement........................................        2
II.     Definitions..............................................        2
        A.      Affiliated Persons...............................        2
        B.      Director.........................................        3
        C.      Employee.........................................        3
        D.      Officer..........................................        3
        E.      Related Interest.................................        3
III.    Particular Guidelines....................................        3
        A.      Receiving Compensation...........................        3
        B.      Receiving Loan Procurement Fees..................        4
        C.      Compensating Others..............................        4
        D.      Business Decisions...............................        4
        E.      Accepting and Giving Gifts.......................        4
        F.      Personal Finances................................        5
        G.      Personal Investments and Insider Trading.........        5
        H.      Conflicts of Interest and Disclosure.............        6
        I.      Bequests.........................................        8
        J.      Outside Affiliations or Employment...............        8
        K.      Confidential and Proprietary information.........        9
        L.      Loans to Directors, Officers and Employees.......        9
        M.      Loans or Gratuities to Examiners.................        10
        N.      Exploitation of Relationship.....................        10
        O.      Political Contributions..........................        10
        P.      Expenses.........................................        11
        Q.      Employment of Officers and Employees by
                 Directors, Officers or Affiliated Persons.......        11
        R.      Safety and Soundness.............................        11
        S.      Corporate Opportunity............................        11
IV.     Dealing with Astoria or Assets of Astoria................        12
V.      Proper Accounting........................................        14
VI.     Compliance with Other Laws...............................        14
VII.    Enforcement and Reporting................................        16
        A.      Enforcement......................................        16
        B.      Reporting........................................        17
        C.      Confidential Reporting...........................        19

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                          BOARD OF DIRECTORS' STATEMENT
                         ON BUSINESS CONDUCT AND ETHICS

        Astoria Financial Corporation and its subsidiaries, including, but not limited to, Astoria Federal Savings and Loan Association, have always followed the highest principles of business ethics in their dealings with Employees, customers, other persons with whom we do business and the general public. That is the reputation we now enjoy. It is the reputation we intend to keep.

        To maintain this standard, as well as to ensure compliance with applicable laws, rules and regulations, the Board of Directors has adopted this Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics formalizes the principles by which we have conducted business for many years. It is addressed to all Directors, Officers and Employees of Astoria Financial Corporation and its subsidiaries, including, but not limited to, Astoria Federal Savings and Loan Association. All such persons must certify that they have read this statement, understand our policies and their responsibilities concerning business conduct and are expected to conform to the requirements of this Code. Difficulties can generally be minimized or avoided entirely if individuals seek the assistance of the Director of Human Resources at the outset of a problem or concern.

        No Code of Business Conduct and Ethics can replace the "thoughtful behavior of an ethical director, officer or employee."/1/ It can, however, focus our attention on areas of ethical risk, provide guidance to our personnel, provide a mechanism to report unethical behavior and further our culture of honesty and integrity. By reading this policy carefully and understanding and following its directives, we are confident that Astoria can maintain its valued reputation for the highest standards of business ethics.

        As used throughout this Code of Business Conduct and Ethics, the term "Astoria" refers to Astoria Financial Corporation and all of its subsidiaries, including, but not limited to, Astoria Federal Savings and Loan Association and its subsidiaries.

                                           /S/ George L. Engelke, Jr.
                                           ------------------------------------
                                           George L. Engelke, Jr.
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer

                                           /S/ Ralph F. Palleschi
                                           ------------------------------------
                                           Ralph F. Palleschi
                                           Presiding  Director and Chairman of
                                           the  Nominating and Corporate
                                           Governance  Committee of the Board
                                           of Directors

----------
        /1/ Commentary to New York Stock Exchange Listed Company Manual, Corporate Governance Standards, Section 303A, Number 10.

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                       CODE OF BUSINESS CONDUCT AND ETHICS

I.      General Statement

Astoria Financial Corporation's Code of Business Conduct and Ethics (the "Code") can be summarized as follows: Directors, Officers and Employees are all expected to act with the utmost integrity. No Director, Officer, or Employee is to personally gain, either directly or indirectly, from the initiation of any transaction involving Astoria Financial Corporation ("Astoria"). All Directors, Officers and Employees are expected to avoid conflicts of interest and the appearance of conflicts of interest. All Directors, Officers and Employees owe Astoria a duty of loyalty. This means that the well being of Astoria, and not the personal gain of the individual Director, Officer or Employee, must be utmost in our minds in connection with all business transactions.

We will treat others, whether they be customers, shareholders, other Directors, Officers or Employees, or members of the public in a professional, businesslike manner, with respect and courtesy. Our Directors, Officers and Employees shall deal fairly with our customers, suppliers, competitors and each other. No Director, Officer or Employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged, confidential or proprietary information, misrepresentation of material facts or any other unfair-dealing practice.

Maintaining our high level of ethics and integrity dictates that we do not accept customers or suppliers who are themselves unethical. If we have doubts about the standards of an individual, we will decline to do business with that individual rather than risk damage to our reputation.

Astoria's business is to be conducted in full compliance with all applicable laws, rules and regulations and the policies contained in this Code. It is the affirmative obligation of each Director, Officer and Employee to report any suspected violations of this Code to the Director of Human Resources, unless otherwise specified in this Code. No retaliatory action will be taken against any Director, Officer or Employee as a result of their good faith reporting of suspected violations of this Code, unless they themselves have violated this Code

II.     Definitions

        A.      Affiliated Persons.

                Affiliated Persons of Astoria are persons who have a special relationship with Astoria because of their status as or relationships with Directors or Officers. Specifically, the wife or husband of an Astoria Director or Officer is an Affiliated Person of Astoria. In addition, members of a Director's or Officer's immediate family are Affiliated Persons of Astoria if they share the same home as that individual.

                Aside from individuals, the definition of an Affiliated Person also extends to entities such as corporations, organizations, trusts and estates if the Director or Officer or an Affiliated Person is also an officer, director, general or limited partner, principal shareholder or other controlling person of one or more of such entities.

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                The definition of who is an Affiliated Person can be complex.
                Any questions should be referred to the Director of Human Resources.

        B.      Director.

                The term "Director" means any member of the Board of Directors of Astoria whether or not receiving compensation. An Advisory Board member is not considered a Director solely as a result of service as an Advisory Board member.

        C.      Employee.

                The term "Employee" means anyone employed in any capacity by Astoria.

        D.      Officer.

                The term "Officer" means any officer of Astoria, including but not limited to the President, the Chief Executive Officer, the Chief Administrative Officer, Executive Vice Presidents, Senior Vice Presidents, First Vice Presidents, Vice Presidents, First Assistant Vice Presidents, Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries. The term Executive Officers refers to the President and Chief Executive Officer, the Executive Vice Presidents and the Chief Administrative Officer.

        E.      Related Interest.

                A Related Interest is: (i) a company that is controlled by a Director or Officer, or (ii) a political or campaign committee controlled by a Director or Officer the funds or services of which will benefit the Director or Officer.

III.    Particular Guidelines

        A.      Receiving Compensation.

                A Director, Officer, Employee or Affiliated Person should not accept things of value, directly or indirectly, for himself or herself or for any other person from any customer, service provider, agent or person relating to or emanating from his or her employment with or performance of service or other duties for Astoria.

                Astoria compensates its Directors, Officers and Employees for the services they provide to Astoria and its customers. Authorized compensation includes salary, wages, bonuses, incentive compensation, commissions and other monetary payments approved by Astoria's Board of Directors, as well as medical and dental benefits, life insurance, pension benefits, paid vacation days, personal and sick day leave, severance pay and other employee benefits.

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                A Director, Officer or Employee must never accept compensation directly or indirectly in any form from any source or person other than Astoria for directing Astoria's business to such person or for accepting business on behalf of Astoria. All placements of Astoria's business and acceptance of business by Astoria must be awarded or accepted purely on business considerations based upon what is in the best interests of Astoria and its shareholders.

        B.      Receiving Loan Procurement Fees.

                The Office of Thrift Supervision ("OTS") prohibits Directors, Officers, and other persons having the power to control the management or policies of Astoria Federal Savings and Loan Association from receiving, either directly or indirectly, fees, commissions or compensation of any kind in connection with the procurement of loans for Astoria.

        C.      Compensating Others.

                Directors, Officers or Employees must never make undisclosed or secret payments to any person or entity with the intent to influence the seeking or retaining of business for Astoria. No secret or illegal payments, whether in the form of kickbacks, bribes or other payments, shall be made to obtain a benefit for Astoria or any Director, Officer or Employee. See the section entitled "Compliance With Other Laws " below.

        D.      Business Decisions.

                No Director, Officer or Employee shall permit a decision about whether Astoria will do business with a customer, prospect or supplier to be influenced by any unrelated interest. Decisions about Astoria's placement of business with customers, prospects and suppliers, and the volume of such business must be based solely upon business considerations.

        E.      Accepting and Giving Gifts.

                A Director, Officer, Employee or Affiliated Person shall not solicit or demand for the benefit of any person, or accept or agree to accept, anything of value from any person other than Astoria, intending to be influenced or rewarded in connection with any business or transaction of Astoria.

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                A Director, Officer or Employee must not accept any cash or cash equivalents, tangible gifts having an excessive value under the circumstances, favors, preferential treatment or excessive entertainment from current or prospective customers or suppliers of Astoria or any gift if it is intended to influence the actions of such Director, Officer or Employee. Similarly, any cash or cash equivalents, excessive tangible gifts, favors, preferential treatment or excessive entertainment may not be given to customers or suppliers, nor should any gift be given if it is intended to actually influence such customers or suppliers. Business meals and entertainment may be accepted or paid for if a legitimate business purpose is served and the cost is reasonable under the circumstances. It is expected that Directors, Officers and Employees will exercise prudent judgement in their patterns of business entertainment. The Nominating and Corporate Governance Committee may establish guidelines to assist Directors, Officers or Employees in determining what is considered excessive or preferential.

                See the Section entitled "Compliance with Other Laws" for further information regarding giving or receiving gifts.

                Receipt by a Director, Officer or Employee of an inheritance from a customer based solely on Astoria's business relationship with that customer is strictly prohibited. See the section below entitled "Bequests."

        F.      Personal Finances.

                Due to the nature of our business, Astoria insists on integrity in personal finances. It is extremely important that each Director, Officer and Employee maintain a sound personal financial condition. Failure to do so can only create a distraction and may lead to compromise of this Code. Personal finances, if handled improperly, can undermine impartiality, credibility and judgement.

        G.      Personal Investments and Insider Trading.

                Directors and many Officers and Employees are exposed to confidential "inside" information regarding Astoria; that is, information which has not been made public. No person, including a Director, Officer or Employee, may purchase or sell any Astoria stock at a time when that person is aware of "material inside information" regarding Astoria. Nor may a Director, Officer or Employee pass along such information to influence the investments of someone else. Any person using such information for personal benefit or disclosing it to others outside Astoria may be subject to substantial civil and criminal penalties, as well as significant personal liability.

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                Also, material non-public information concerning publicly-traded corporations other than Astoria, obtained as a result of a Director's, Officer's or Employee's service to or employment by Astoria, may not be used in connection with the purchase or sale of securities of that other company, until such information is publicly disclosed in a proper fashion by that company or its authorized representatives.

                Directors, Officers and Employees of Astoria are expected to fully comply with all requirements of law relating to the disclosure of inside or confidential information relating to Astoria or its customers and suppliers and to fully comply with all legal requirements relating to trading in Astoria's stock or that of other public companies with whom Astoria does business.

                Astoria's Board of Directors has separately adopted the Corporate Policy Statement Regarding Disclosure and Confidentiality, the Policy Regarding Transactions in Astoria Financial Corporation Securities by Directors, Officers and Employees, and the Policy Concerning Trading in Options in Astoria Financial Corporation Common Stock. These policies are intended to assist Directors, Officers and Employees in meeting these compliance obligations. Any Director, Officer or Employee requiring additional guidance concerning such policies or whether information he or she possesses may be considered material inside information should contact Astoria's Director of Human Resources.

        H.      Conflicts of Interest and Disclosure.

                Conflicts of interest and the appearance of such conflicts can adversely effect Astoria's reputation for integrity and its profitability. Such conflicts can undermine public confidence in Astoria and other institutions insured by the Federal Deposit Insurance Corporation (the "FDIC").

                A conflict of interest occurs when:

                        i. a Director, Officer, Employee or Affiliated Person puts his or her own interests or the interests of some other person or entity ahead of Astoria's interests.

                        ii. the interests of a Director, Officer, Employee or Affiliated Person are in opposition to the interests of Astoria.

                        iii. something of value would or could have been received by Astoria, but for the actions or inactions of a Director, Officer, Employee or Affiliated Person, whether or not the thing of value was received by the Director, Officer, Employee or Affiliated Person or any other individual or entity other than Astoria.

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                        iv.     a Director, Officer, Employee or Affiliated
                                Person has information which would or could materially affect a decision of Astoria and the Director, Officer, Employee or Affiliated Person does not disclose such information to Astoria.

                All Directors, Officers and Employees are expected to recognize and avoid conflicts of interest. Directors, Officers and Employees may not represent Astoria in any transaction if their personal interest might influence, or give the appearance of influencing, their ability to represent Astoria's interests impartially and to the best of their abilities. Thus, for example and not by way of limitation, Directors, Officers and Employees are prohibited from processing any transaction to or involving any account at Astoria in which the Director, Officer or Employee or an Affiliated Person of such Director, Officer or Employee has any interest.

                There must be no secret agreements, or side arrangements between Astoria, a Director, Officer or Employee, customers or suppliers of Astoria, or other third parties. No Director, Officer or Employee should be subject to influences, interests or relationships that conflict with the best interests of Astoria, during the course of their service to Astoria. No personal investments are to be made in the business or projects of borrowers or suppliers other than ownership of debt or equity securities of publicly-traded companies purchased in the open market. Any such personal investment must be disclosed in writing to the Director of Human Resources of Astoria and in no event shall exceed 5.0% of the class of outstanding securities of such borrowers or suppliers. No Officer or Employee having lending authority shall have any financial interest in a borrower with whom the Officer or Employee conducts Astoria business.

                A Director, Officer, Employee or Affiliated Person has a duty to disclose any personal business relationship they have with any customers of Astoria or any other persons Astoria deals with in the course of its business.

                Directors, Officers, Employee or Affiliated Persons must not borrow from suppliers, agents or customers of, or applicants for credit from, the Association, unless such suppliers, agents, customers or applicants for credit are in the business of lending money and any such loan is made on terms and conditions available to the general public and not on special or advantageous terms.

                For purposes of this Section H of the Code, the term "Director", "Officer" or "Employee" in addition to the definitions set forth above, shall include (i) a Director's, Officer's, or Employee's immediate family whether by full or half blood or by adoption or
                (ii) any person or entity acting as an agent or fiduciary for any immediate family member, through which a Director, Officer or Employee may receive a direct or indirect personal benefit.

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                Each Director, Officer and Employee must use an Employee
                Acknowledgment and Disclosure Form to disclose annually any situations which may present a conflict between their personal or financial interests and those of Astoria. This form must be returned directly to the attention of the Director of Human Resources.

                Whenever a Director's, Officer's or Employee's circumstances change and it appears that a conflict has or may arise with respect to the requirements set forth in this Code, the Director, Officer or Employee shall complete and file a new Employee Acknowledgment and Disclosure Form with the Director of Human Resources.

                Questions as to whether an activity constitutes a breech of Astoria's Code should be directed to the Director of Human Resources.

        I.      Bequests.

                Receipt of inheritances by a Director, Officer, Employee or Affiliated Person from a customer based upon that customer's business relationship with Astoria are strictly prohibited. Any bequests involving a customer must be based upon a relationship other than the customer's business relationship with Astoria. Any such bequest from a customer of Astoria, which is not from an immediate family member of the Director, Officer, Employee or Affiliated Person, shall be reported to the Director of Human Resources before the bequest is accepted by the Director, Officer, Employee or Affiliated Person so that a determination can be made as to whether the bequest is allowable under this policy.

        J.      Outside Affiliations or Employment.

                No Director, Officer or Employee may serve as a director, officer or employee of another institution in direct competition with Astoria. All Officers and Employees must notify their immediate supervisor and the Director of Human Resources before agreeing to serve as a director, trustee, officer, controlling shareholder or partner or employee of any other business, trade group or other organization, or be elected or appointed to a political office regardless of whether compensation for services is received. Directors shall report such matters to the Chief Executive Officer. Such notification shall contain an estimate of the time which such service will require and a statement as to any potential conflicts of interest.

                Community involvement by Directors, Officers and Employees of Astoria is encouraged, and no Director, Officer or Employee will be prohibited from serving as a director, trustee, officer, or representative of a non-profit organization, as a volunteer and without compensation, if there is no conflict of interest presented and such service does not interfere with the Director's, Officer's or Employee's service or employment with Astoria.

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                Officers and Employees may not hold outside employment or carry on outside business activities that interfere with the performance of their responsibilities to Astoria. Actions that violate this prohibition include, but are not limited to (i) working at another job during the hours an Officer or Employee is expected to be working for Astoria, (ii) using Astoria's equipment, facilities or supplies for another job or activity, or (iii) working for another company that competes with or does business with Astoria. Outside employment meeting these criteria and any outside activity that may give the appearance of any impropriety must be disclosed on the Employee Acknowledgment and Disclosure Form.

        K.      Confidential and Proprietary information.

                Directors, Officers and Employee must at all times maintain the trust placed in them by Astoria, our shareholders and customers by not disclosing confidential and proprietary information and data regarding the business of Astoria, its customers or suppliers. All proprietary and customer information should be treated as confidential and should only be disclosed by us through the appropriate Officers, if authorized, or if we are compelled to do so by law. Confidential information includes but is not limited to all non-public information that might be of use to competitors, or harmful to Astoria or its customers, if disclosed. Proprietary information includes, but is not limited to, products and services, methods, systems, reports, analyses, financial data, business plans, marketing, methods and strategies, trade secrets and customer data and lists.

        L.      Loans to Directors, Officers and Employees.

                Astoria Financial Corporation does not make loans to Directors, Officers, Employees or Affiliated Persons. Astoria Federal Savings and Loan Association is authorized to make home mortgage and consumer loans to Directors, Officers and Employees, subject to Astoria's Employee and Director Mortgage and Home Equity Loan Policy and the Employee and Director Loan Section of Astoria's Consumer Lending and Collection Policy (the "Employee Policies") and applicable OTS and Federal Reserve Board regulations. The proceeds of those loans must be applied to those purposes described and approved in the loan application.

                        i.      Types of Loans and Extensions of Credit.

                                Astoria Federal Savings and Loan Association is empowered to make home mortgage and consumer loans to its Directors, Officers and Employees.

                        ii. Terms and Conditions of Loans and Extensions of Credit.

                                Loans made by Astoria Federal Savings and Loan Association to Directors, Officers and their Related Interests will be made in accordance with the Employee Policies. Preferential loans or extensions of credit not in accordance with the Employee Policies, to Directors, Officers or their Related Interests are strictly prohibited.

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                        iii.    Approval of Loans and Extensions of Credit.

                                Loans and extensions of credit to Directors and Executive Officers by Astoria Federal Savings and Loan Association must be approved by Astoria Federal Savings and Loan Association's Board of Directors and be made in compliance with OTS and Federal Reserve Board regulations.

                        iv.     Record-keeping.

                                Astoria Federal Savings and Loan Association must identify all Directors, Officers and their Related Interests when making loans or extensions of credit to them. Astoria Federal Savings and Loan Association must also specify the amount, type and terms of each loan or extension of credit to these persons and their Related Interests.

        M.      Loans or Gratuities to Examiners.

                Federal law prohibits a Director, Officer, or Employee of Astoria from making a loan or giving a gratuity to an examiner of Astoria Federal Savings and Loan Association.

        N.      Exploitation of Relationships.

                Directors, Officers and Employees must be careful to ensure that Astoria's name is not used in connection with any fraudulent, unethical, dishonest or unauthorized transactions or activities. Astoria's name may not be used to enhance any outside relationships or personal transactions or to imply, without proper authorization, Astoria's sponsorship or support of outside interests.

        O.      Political Contributions.

                Directors, Officers and Employees are encouraged to support the political party and candidates of their choice. Astoria Federal Savings and Loan Association by law cannot make political contributions. Astoria Financial Corporation maintains the Astoria Financial Corporation Political Action Committee ( the "PAC"). The PAC only makes contributions to candidates for federal or state-wide office. Directors, Officers, and Employees shall not otherwise directly or indirectly make gifts or contributions in the name of Astoria to any political committee, candidate, or party.

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        P.      Expenses.

                Directors, Officers and Employees are expected to report all transactions, claims, business related expenses, purchases and travel accurately and honestly. This includes, but is not limited to, time worked, the reporting of health, disability or other claims, and any other information requested by or furnished to Astoria.

        Q. Employment of Officers and Employees by Directors, Officers or Affiliated Persons.

                Astoria does not permit any Officer or Employee to be employed at any time by a Director, Officer or Affiliated Person unless Astoria consents in advance to such activity. If consent is given, the Officer or Employee shall not work for the Director, Officer or Affiliated Person during the hours such individual is scheduled to work for Astoria.

        R.      Safety and Soundness.

                An unsafe or unsound practice is any action or inaction which is contrary to generally accepted standards of prudent operation, the possible consequences of which, if continued, would be abnormal risk, loss or damage to Astoria Federal Savings and Loan Association, its depositors or the FDIC.

                Astoria Federal Savings and Loan Association is legally and ethically bound to operate in a safe and sound manner. Moreover, Directors and Officers of the Association have a fiduciary responsibility to insure that the Association operates in a safe and sound manner. Directors and Officers shou1d avoid unsafe and unsound practices.

        S.      Corporate Opportunity.

                Federal regulations govern corporate opportunity in savings institutions and dictate the standards for Director and Officer behavior in this area.

                Officers, Directors and Employees of Astoria have a duty to protect and promote the best interests of Astoria and refrain from engaging in competitive business conduct with Astoria. Directors, Officers and Employees must not take advantage of a business opportunity for their own, or for another person's personal profit or benefit when the opportunity is within the corporate powers of Astoria Federal Savings and Loan Association or when the opportunity is of present practical advantage to Astoria, i.e. Astoria is currently engaged in such activity or the activity is under consideration by Astoria.

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                If a Director, Officer, Employee or Affiliated Person engages in such an opportunity before Astoria has considered and rejected it and authorized that person's utilization of the opportunity, Astoria may, in addition to any other disciplinary action
                Astoria may take with respect to such Director, Officer, or Employee, claim the benefit of the transaction or business.

IV.     Dealing with Astoria or Assets of Astoria

All Directors, Officers and Employees are expected to protect Astoria's property, both tangible and intangible, including without limitation, products, services, customer contacts, information, furnishings, equipment and supplies, and to ensure their efficient use.

The misuse or removal of Astoria's property from its facilities is prohibited, unless specifically authorized. This applies equally to property, such as furnishings, equipment and supplies, as well as to property created, obtained or reproduced by Astoria for its exclusive use such as client lists, files, reference materials and reports, computer software, data processing systems, and data bases. Neither originals nor copies may be removed from Astoria's premises or used for purposes other than Astoria business without Astoria's authorization. The integrity of the computer programs and data that comprise the information assets of Astoria must not be compromised. Care must be exercised to protect against intentional or unintentional corruption. Theft, carelessness or waste of Astoria's property shall not be permitted.

Astoria's products and services are its property, and the contributions a Director, Officer or Employee makes to their development and implementation while employed by Astoria are Astoria's property and remain its property even after the Director, Officer or Employee leaves Astoria.

Astoria shall not, directly or indirectly, purchase or lease from, jointly own with, or sell or lease to, a Director, Officer, or Affiliated Person any interest in real or personal property, unless:

        A. The transaction is submitted to and approved by the Board of Directors;

        B. The Officer or Director, or if an Affiliated Person, than the Officer or Director with whom the Affiliated Person is related shall refrain from participating in the consideration or determination of the matter by the Board of Directors; and

        C.      The Transaction is:

                i. intended for Astoria's benefit and not merely an accommodation for the Director, Officer or Affiliated Person; and

                ii. determined to be on terms that are not more favorable to the Director, Officer or Affiliated Person than would be available in an arms length transaction in the open market between unrelated parties.

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As a matter of policy, such transactions are to be discouraged.

This policy also covers the following additional business dealings:

        A. The use of Astoria Federal personnel, facilities, or real or personal property for other than Astoria's benefit;

        B. The payment by Astoria of commissions and/or fees, including, but not limited to, brokerage commissions or investment banking, management, consulting, architectural or legal fees; and

        C.      Service agreements.

NOTE: For purposes of this Code of Conduct, a business dealing between Astoria and an immediate family member of an Officer, Director, Affiliated Person or any other person not otherwise covered in this Code which results in a direct or indirect economic benefit to an Affiliated Person, is considered a business dealing between Astoria and that Affiliated Person.

Astoria shall not, either directly or indirectly, invest in or purchase the stock or other securities of an Officer, Director or other Affiliated Person.

Astoria shall not invest in real estate in which a Director, Officer or Affiliated Person has an equity interest. Any other authorized real estate related business dealings involving a Director, Officer or Affiliated Person and Astoria must:

        A. be supported by an independent appraisal not prepared by an Affiliated Person or an Officer or Employee; and

        B. be approved in advance by a resolution duly adopted with full disclosure by a majority (with no Director having an interest in the transaction voting) of the entire Board of Directors of Astoria. Full disclosure must include the Affiliated Person's source of financing for the real property involved in the transaction, including whether Astoria Federal has a deposit relationship with any financial institution or holding company affiliate providing the financing.

Astoria must maintain centralized records in a form and manner that will enable easy, independent review of all business dealings with Directors, Officers or other Affiliated Persons. These records shall contain:

        A.      the names of the parties to the transaction;

        B. specify the relationship of the parties to Astoria or where appropriate the relationship of the parties to any Affiliated Person;

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        C.      describe the transaction and its terms; and

        D. note any dissenting votes cast at the time Astoria's Board of Directors approved the transaction along with the basis of the dissent.

Astoria Federal shall not maintain a deposit relationship with any Affiliated Person or with any financial institution or holding company thereof of which an Affiliated Person is a director, if the maintenance of such a deposit relationship has been specifically disapproved by the Office of Thrift Supervision. Directors, Officers and Affiliated Persons may have money on deposit with Astoria on terms and conditions generally available to Employees of Astoria.

V.      Proper Accounting

Adherence to and consistent application of proper and generally accepted accounting principles, policies, rules and internal controls is expected at all times. Complete and accurate data must be provided and maintained so that accounts reflect the true substance of transactions and the financial position of Astoria and the results of Astoria's operations. An Officer or Employee who knows or suspects that false or misleading entries have been made in the records of Astoria or that entries have not been made in such records which should have been made shall inform his or her senior officer or the Director of Human Resources.

No Officer or Employee should permit the existence of a "slush fund" or any other fund not properly recorded on Astoria's books, from which unrecorded disbursements may be made. The law requires that all Astoria assets be properly accounted for, and all payments and receipts by Astoria be appropriately recorded.

Astoria's executive management shall be fully informed at all times of matters that might be considered sensitive. Accordingly, there shall be full communication with executive management and their designees even when it might appear to an Officer or Employee that less candor is desirable to protect Astoria or to make the management group look good. Moreover, there shall be no concealment of information in dealing with the Astoria's independent and internal auditors, examiners or legal counsel.

VI.     Compliance with Other Laws

Bribery is the giving of money or anything else of value in an attempt to unlawfully influence the action of a public official. No Director, Officer, Employee or Affiliated Person shall pay, offer or authorize any bribe or make any other unlawful payment on behalf of Astoria no matter how small the amount. This prohibition extends to payments to consultants, agents and other intermediaries when the Director, Officer, Employee or Affiliated Person has some reason to believe that some part of the payment or "fee" will be used to bribe or otherwise improperly influence governmental action. It is a violation of Federal law if a Director, Officer, Employee or Affiliated Person, among other things, solicits or demands for the benefit of any person, or accepts or agrees to accept, anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of Astoria Federal Savings and Loan Association. By policy, this Code extends this prohibition to any business or transaction of Astoria.

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Any gift which is prohibited under this Code must be refused or returned by a
Director, Officer or Employee to whom it is offered or by whom it is received. The Director, Officer or Employee should take the opportunity to tactfully, but clearly, communicate Astoria's policy prohibiting its Directors, Officers or Employees from accepting such gifts from customers or suppliers. All such offers and returns of such gifts, excluding those relating to Directors or Executive Officers, must be reported in writing to your Department or Division Head and the Director of Human Resources. All such offers and returns of such gifts involving Executive Officers, excluding the Chief Executive Officer, should be reported to the Chief Executive Officer and the Director of Human Resources. All such offers and returns of such gifts involving the Directors or the Chief Executive Officer shall be reported to the Compensation Committee and the General Counsel.

If a gift is received which is improper, but which is impractical or awkward to return, the gift should be reported to the Director of Human Resources, who will direct that the gift will be donated, without tax deduction, to a charitable organization selected by Astoria. The supplier or customer that presented the gift will be notified of the donation.

It is important to note that the above rules apply even though a Director, Officer or Employee actually receives the thing of value after terminating service or employment with Astoria.

There are a number of instances where a Director, an Officer or Employee without risk of corruption or breach of trust, may accept things of value from someone doing or seeking to do business with the Association. Examples of activities which violate this Code or would be acceptable conduct are outlined below.

The following are examples of conduct that violate this Code:

                Employee X solicits a payment from a real estate broker who wants to secure home mortgage loans from Astoria for his clients. Employee X tells the broker that the chances of his clients getting loans will be better if he makes the payment to Employee X.

                Employee Y offers Astoria's fee appraiser a monetary reward if the appraiser writes the appraisal on a piece of real estate in a certain way to ensure that Astoria will make the loan on the property.

                Employee Z who negotiates contracts for Astoria with persons who supply material or services to Astoria accepts a substantial, excessive gift from a supplier. As a result of perception, the frequent acceptance of small de minimis gifts may also give rise to a problem. In this regard, it is expected that prudent judgement will be exercised at all times.

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On the other hand, a Director, Officer or Employee of Astoria may:

        A. Accept meals, refreshments, travel arrangements and accommodations or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions, foster better business relations or involves charitable fund raising. A good guide to use in such instances is whether the expense would be paid for or reimbursed by Astoria as a reasonable business expense if not paid for by another party.

        B. Accept advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, coin banks, calendars and similar items.

        C. Accept gifts of reasonable value related to commonly recognized events or occasions, such as promotion, new job, wedding, retirement, Christmas or bar or bat mitzvah.

        D. Accept civic, charitable, educational or religious organizational awards for recognition of service and accomplishment.

Federal law and our internal policies requires Astoria to conduct its affairs in conformity with federal and applicable state statutes, laws, rules and regulations, including the regulations promulgated by the applicable Federal banking agencies. Astoria is further required to maintain complete and accurate records, and to periodically report on its condition to the applicable regulators.

It is Astoria's policy to obey both foreign and domestic tax laws and foreign exchange control laws. No Director, Officer or Employee shall on behalf of Astoria enter into any transaction that such individual knows or reasonably should know would violate such laws.

Neither Astoria nor its Directors, Officers or Employees should assist any third party in violating the laws of any country. This policy applies whether or not the Astoria's assistance itself violates the laws of any country.

Federal law prohibits Astoria from disclosing information regarding its customers except in limited circumstances and requires Astoria to maintain security measures to safeguard such information. No Director, Officer or Employee may use or disclose customer information except as permitted by Astoria's Privacy Policy and Information Security Policy.

VII.    Enforcement and Reporting

        A.      Enforcement.

                The Director of Human Resources is responsible for enforcing compliance with this Code. The Director of Human Resources and the Director of Internal Audit Services will conduct reviews to ensure compliance with this Code by Directors, Officers and Employees.

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                Violation of this Code by Directors, Officers, Employees and
                Affiliated Persons are matters of the utmost concern. A Director, Officer, Employee or Affiliated Person who compromises or violates the law or policies and procedures contained in this Code may be subject to disciplinary actions which include suspension, demotion or immediate termination for cause. Directors, Officers, Employees and Affiliated Persons may also be subject to civil and/or criminal prosecution. Corrective action or any other response to a breach of this Code with respect to an Officer or Employee of Astoria must be approved by the Director of Human Resources. Any corrective action or waiver involving a Director or Executive Officer shall be reported to and must be approved by the Nominating and Corporate Governance Committee of the Board of Directors of Astoria Financial Corporation and shall be promptly disclosed to the shareholders of Astoria.

        B.      Reporting.

                The Code requires each Director, Officer or Employee to complete an Employee Acknowledgment and Disclosure Form and return it to the Director of Human Resources within five (5) business days of the Director's, Officer's or Employee's receipt of the Code. Subsequent Employee Acknowledgment and Disclosure Forms will be filed annually on or about January 31st of each year.

                A Director, Officer, Employee or Affiliated Person has a duty to identify and eliminate conflicts of interest and the appearance of such conflicts as they arise in the course of their service to or employment with Astoria. An Officer, Employee or Affiliated Person must disclose conflicts of interest or the appearance of such conflicts to the Director of Human Resources. Directors, the Executive Officers, including the Chief Executive Officer, shall also disclose conflicts of interest or the appearance of such conflicts to the Board of Directors and the Director of Internal Audit.

                If a Director, Officer, Employee or Affiliated Person is not sure that a conflict of interest exits, but suspects there may be one, or that an appearance of a conflict of interest exists or could arise, the Director, Officer, or Affiliated Person should disclose such instances to the Director of Human Resources or, if applicable, the Board of Directors and the Director of Internal Audit Services.

                A Director who may experience a direct or indirect benefit in connection with a matter before the Board of Directors has a conflict of interest and, therefore, would breach his or her fiduciary duties if he or she fails to disclose to the Board of Directors all material, non-privileged information relevant to the Board's deliberations with respect to the matter.

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                A Director must disclose at a minimum the following information:

                        i) the existence of the nature and extent of his or her conflicting interest; and

                        ii) the facts known to the Director as to the matter or transaction under consideration.

                Information about any known or suspected violations of any provision of this Code on the part of any Director, Officer, Employee, Affiliated Person, customer, independent agent, adjuster, appraiser, supplier or vendor should be reported immediately to the Director of Human Resources. Astoria shall neither impose penalties nor take any retaliatory actions against any Officer or Employee who reports violations or suspected violations as long as the Officer or Employee has not personally committed or assisted in the commission of a violation.

                No action, including the acceptance of restitution, should be taken against or on behalf of any Officer or Employee suspected of committing fraud, a dishonest act or unethical conduct without prior review by the Director of Human Resources. No final action, including the acceptance of restitution, should be taken against or on behalf of any Director or Executive Officer suspected of committing fraud, a dishonest act or unethical conduct without prior review by the Nominating and Corporate Governance Committee.

                Directors, Officers and Employees are required to cooperate with all conflict of interest or business conduct investigations carried out by Astoria. Requests for information by law enforcement officials should be immediately referred to the attention of the Director of Security.

                Federal law stipulates that Executive Officers, Directors and Principal Shareholders (controlling persons) must report their Related Interests annually. Astoria Federal Savings and Loan Association will maintain records which identify all Directors and Officers and their Related Interests.

                Pursuant to Federal law, a Director or Officer, on behalf of Astoria Federal, must report crimes, suspected crimes, or unexplained losses ("suspicious activity") encountered in the performance his or her duties. Such reports should be made to the Director of Security. The Director of Security shall investigate such activity and determine whether the filing of a Suspicious Activity Report is required or advisable. In the event the Director of Security is suspected of being involved in the violation(s), the report should be made to the Director of Internal Audit Services. Federal law further stipulates that Astoria Federal has an obligation to report violations to both the appropriate law enforcement authorities and the OTS.

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                Any Suspicious Activity Report must be submitted to a committee consisting of Mr. Gerard C. Keegan, Vice Chairman and Chief Administrative Officer and Mr. Alan P. Eggleston, Executive Vice President, Secretary and General Counsel, both of whom are Executive Officers. If they deem the suspicious activity appropriate for review by the Board of Directors, they shall report the matter to the Board of Directors.

        C.      Confidential Reporting.

                While this Code provides that reporting violations or suspected violations of this Code will not result in disciplinary or retaliatory action against the reporting person unless that person has themselves violated or assisted in violating this Code, Astoria recognizes that Officers or Employees may still be reluctant to step forward, even if it is their duty to do so. In an effort to alleviate these concerns, Astoria has retained the services of Shareholder.Com to provide to Officers and Employees a method to confidentially report violations or suspected violations of this Code or otherwise communicate concerns to the Chairman of the Audit Committee of the Board.

                Officers and Employees can leave confidential messages with Shareholder.Com by calling 866-886-1349, by e-mail at af@openboard.info or by Web based submissions at http://www.openboard.info/af/. Correspondence can also be delivered in a sealed envelope addressed as follows:

                        Chairman of the Audit Committee
                        Astoria Financial Corporation
                        c/o Alan P. Eggleston
                        Executive Vice President, Secretary and General Counsel One Astoria Federal Plaza
                        Lake Success, New York 11042

                        Personal and Confidential

                Such correspondence will be delivered by the Secretary to the Chairman of the Audit Committee unopened.

                In response to such communications, the Chairman of the Audit Committee will direct such investigations as he deems appropriate with the assistance of Astoria's internal or external auditors or utilizing such other or additional resources as he deems appropriate.

                The receipt of such communications by the Chairman of the Audit Committee, the investigation undertaken and the results thereof shall be reported by the Chairman of the Audit Committee to the Audit Committee meeting in executive session.

Revised:        February 16, 2005

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